Exhibit 10-H

SUMMARY COMPENSATION SHEET

The following summarizes certain compensation decisions taken by the Compensation Committee (the "Committee") and/or the Board of Directors ("Board") of Shoe Carnival, Inc. (the "Company"), with respect to the compensation of executive officers.

1. 2009 Base Salary

The Committee did not increase the base salaries of the Company's executive officers after a review of the Company's financial performance for fiscal 2008. The following base salaries remain effective for fiscal 2009:

		Base
Name	Title	Salary
Mark L. Lemond	President and Chief Executive	$703,500
	Officer

J. Wayne Weaver	Chairman of the Board	$300,000

Timothy T. Baker	Executive Vice President -	$425,000
	Store Operations

W. Kerry Jackson	Executive Vice President - Chief	$400,000
	Financial Officer and Treasurer

Clifton E. Sifford	Executive Vice President -	$425,000
	General Merchandise Manager

2. Grants of Restricted Stock and Stock Options

No stock options or restricted stock awards have been granted by the Committee for fiscal 2009.

3. Annual Incentive Compensation for Fiscal 2009

The Committee reviewed the 2006 Executive Incentive Compensation Plan and determined that realistic performance targets could not be set at this time given the current economic conditions in the footwear industry and generally. The Committee therefore suspended the 2006 Executive Incentive Compensation Plan for fiscal 2009. Any bonuses awarded to the Company's executive officers with respect to fiscal 2009 will be at the discretion of the Committee based on the Company's performance in fiscal 2009 and other subjective factors.

4. Director's Compensation

The Company pays to non-employee Directors an annual retainer of $20,000. The Chairman of the Audit Committee receives additional annual compensation of $7,500. The Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee receive additional annual compensation of $5,000 and the Lead Director receives additional annual compensation of $2,000.

Non-employee Directors receive a per meeting fee of $1,000 for each meeting of the Board and the accompanying committee meetings attended and $1,000 for each committee meeting attended in person in which the full Board does not meet. If the committee meeting is attended by conference call, the non-employee Directors receive $750. The Company reimburses all Directors for all reasonable out-of-pocket expenses incurred in connection with meetings of the Board.

Non-employee Directors will annually receive restricted shares valued at $17,500 as of the date of grant under the Company's 2000 Stock Option and Incentive Plan. The restrictions on the shares lapse on January 2nd of the year following the year in which the grant was made.